Exhibit 99.4

Dear __________

I hope you’re doing well. Hopefully you had the opportunity to see the exciting news today that Cyxtera is merging with Starboard Value Acquisition Corp. (NASDAQ: SVAC), a publicly traded special purpose acquisition company. This merger is a great development for Cyxtera’s continued growth as we look to accelerate our product and technology innovation, enhance our ability to meet your needs as they evolve, and continue to and invest in our global data center platform.

If you’d like to read more about the news or check out the investor call we hosted earlier today, visit our new Investor Relations page.

If there’s anything I can help you with, please don’t hesitate to reach out.

Best,

Cyxtera Technologies

Additional Information and Where to Find It

In connection with the merger, Starboard Value Acquisition Corp. (“SVAC”) is expected to file a proxy statement (the “Proxy Statement”) with the SEC, which will be distributed to holders of SVAC’s common stock in connection with SVAC’s solicitation of proxies for the vote by the SVAC stockholders with respect to the merger and other matters as described in the Proxy Statement. SVAC urges its stockholders and other interested persons to read, when available, the Proxy Statement and amendments thereto and documents incorporated by reference therein, as well as other documents filed with the Securities and Exchange Commission (the “SEC”) in connection with the merger, as these materials will contain important information about SVAC, Cyxtera Technologies, Inc. (“Cyxtera”) and the merger. When available, the definitive Proxy Statement will be mailed to SVAC’s stockholders.

Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Starboard Value Acquisition Corp., 777 Third Avenue, 18th Floor, New York, NY 10017.

Participants in Solicitation

SVAC and its directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of SVAC’s stockholders in connection with the merger. Stockholders of SVAC may obtain more detailed information regarding the names, affiliations and interests of SVAC’s directors and executive officers in SVAC’s final prospectus for its initial public offering filed with the SEC on September 11, 2020 and in the Proxy Statement relating to the merger when available. Information concerning the interests of SVAC’s participants in the solicitation, which may, in some cases, be different than those of SVAC’s stockholders generally, will be set forth in the Proxy Statement relating to the merger when it becomes available.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of SVAC or Cyxtera nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.